Exhibit 99.1

AMERICAN STATES WATER COMPANY

POLICY REGARDING HEDGING AND PLEDGING OF COMPANY STOCK

(Effective March 18, 2014)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds allow an officer or director to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer or director may no longer have the same objectives as American States Water Company’s other shareholders. For this reason, officers and directors are prohibited from entering into hedging or monetization transactions involving American States Water Company’s stock.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in American States Water Company securities, directors and officers are prohibited from holding American States Water Company securities in a margin account or pledging American States Water Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge American States Water Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge American States Water Company securities as collateral for a loan must submit a request for approval to the Nominating and Governance Committee of the Board of Directors of American States Water Company (the “Nominating and Governance Committee”) at least two weeks prior to the proposed execution of documents evidencing the proposed pledge and receive written authorization from the Nominating and Governance Committee.